Exhibit 3.9

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PHILLIPS-VAN HEUSEN CORPORATION

____________________________

Under Section 242 of the

General Corporation Law

____________________________

The undersigned, Emanuel Chirico, Chief Executive of Phillips-Van Heusen Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.

The name of the corporation (the "Corporation") is "Phillips-Van Heusen Corporation."

2.

The Certificate of Incorporation of the Corporation was filed by the Secretary of State on April 1, 1976.

3.

The purpose of this amendment to the Certificate of Incorporation of the Corporation is to increase the number of authorized shares of Common Stock, $1.00 par value from 100,000,000 to 240,000,000.

4.

The foregoing amendment is hereby effected by deleting Article FOURTH of the Certificate of Incorporation of the Corporation in its entirety and substituting in lieu thereof, the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 240,150,000.  150,000 of said shares shall be of the par value of $100 each and shall be designated Preferred Stock and 240,000,000 of said shares shall be of the par value of $1 each and shall be designated Common Stock.”

5.

The foregoing amendment to the Certificate of Incorporation of the Corporation has been duly authorized and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have hereunto signed my name and affirm, under the penalties of perjury, that this Certificate is my act and deed and that the facts stated herein are true this 13th day of June 2006

/s/ Emanuel Chirico
Emanuel Chirico, Chief Executive Officer

ATTEST:

        /s/ Mark D. Fischer

Mark D. Fischer, Secretary

2